EXHIBIT 3.2

WRITTEN CONSENT

OF THE

BOARD OF DIRECTORS

OF

ShiftPixy, Inc.,

a Wyoming Corporation

The undersigned, being all of the members of the Board of Directors of ShiftPixy, Inc., a Wyoming corporation (the "Corporation"), such persons having been appointed by the Incorporator pursuant to resolution adopted on June 4, 2015, and acting pursuant to authority granted by Section 17-16-821of the Wyoming Business Corporation Act, and Article III, Section 7 of the Bylaws of the Corporation, do hereby adopt the following resolutions by written consent effective as of January 27, 2016:

ISSUANCE OF OPTION TO PURCHASE PREFERRED SHARES

WHEREAS the Articles of Incorporation of the Corporation provide as follows:

"The corporation will also have the authority to issue 50,000,000 shares of Preferred Stock, $.0001 par value. The Common and/or Preferred Stock of the corporation may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions";

WHEREAS, the Directors deem it to be in the best interests of the Corporation to issue to each of the two Shareholders an option to purchase 25,000,000 shares of the Preferred Stock at the aforesaid par value subject to the terms and conditions as provided hereinbelow;

RESOLVED, that an option ("Option") be and hereby is given to each of the following 2 persons:

J. Stephan Holmes

Scott Absher

Action by Written Consent – ShiftPixy, Inc. – Board of Directors – 2016-01-26a

The aforesaid Option shall be as follows: to purchase 25,000,000 shares of the Preferred Stock of the Corporation at $0.0001 per share par value (the "Preferred Stock") with the following general rights, preferences, privileges and restrictions:

A.

Dividends: Holders of Preferred Stock shall be entitled to receive, prior to any payment of dividends to holders of the Common Stock of the Company (the "Common Stock"), annual dividends payable in the amount of $_________ per share, which shall cumulate from year to year annually on the anniversary date of the closing whether or not declared by the Board.

B.

Liquidation Preference: In the event of any liquidation or winding up of the Company, the holders of the Preferred Stock will be entitled to receive in preference to the holders of Common Stock an amount ("Liquidation Amount") equal to the Original Purchase Price plus all cumulated dividends. After payment of the Original Purchase Price plus all cumulated dividends to the holders of the Preferred Stock, the remaining assets shall be distributed ratably to the holders of Common and Preferred Stock on a common equivalent basis until the holders of Preferred Stock have received a total return in the liquidation of three times the Original Purchase Price after which any remaining amounts will be distributed ratably to the holders of Common. A merger, acquisition, or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation.

C.	Conversion

1.

Optional: The holders of the Preferred Stock will have the right to convert their Preferred Stock at their option, at any time, into shares of Common Stock. The total number of shares of Common Stock into which the Preferred Stock may be converted initially will be determined by dividing the Original Purchase Price by the Conversion Price. The initial Conversion Price will be the Original Purchase Price. The Conversion Price will be subject to adjustment as provided in paragraph (D) below.

2.

Automatic: All of the Preferred Stock will be automatically converted into Common Stock, at the then-applicable Conversion Price, in the event that (x) holders of a majority of the Preferred Stock consent to the conversion to Common Stock or (y) upon the closing of an underwritten public offering of shares of the Common Stock of the Company at a public offering price per share (prior to underwriting commissions and expenses) of not less than 5 times the Original Purchase Price in an offering of not less than $20,000,000 (the "IPO").

Action by Written Consent – ShiftPixy, Inc. – Board of Directors – 2016-01-26a

D.

Antidilution Protection: The Conversion Price of the Preferred Stock will be subject to adjustment to prevent dilution in the event that the Company issues additional equity securities at a purchase price less than the applicable Conversion Price. The Conversion Price of the Preferred Stock will be subject to adjustment on a broad-based weighted average basis. The Conversion Price shall not be adjusted because of (a) conversion of the Preferred Stock, (b) securities issued to a commercial lender or lessor which is approved by the board, (c) the sale or grant of options to employees, directors, or consultants to purchase up to _______ shares of common stock or the sale or grant of options to purchase shares approved unanimously by the Board of Directors, (d) issuances in acquisitions of another company or assets unanimously approved by the Board, and (e) any other issuance that is approved by the entire Board. The Conversion Price will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations, and the like.

E.	Voting Rights:

1.	Other than Directors. The holders of a share of Preferred Stock will have a right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of Preferred Stock.

2.

Directors. The holders of Preferred Stock shall be entitled to elect _______ directors. The holders of Common shall be entitled to elect _______ directors. The remaining directors shall be elected by the Preferred Stock and Common voting together.

3.

Protective Provisions: Consent of the holders of a majority of the outstanding Preferred Stock Stock shall be required for: (i) any amendment or change of the rights, preferences, privileges, or powers of, or the restrictions provided for the benefit of, the Preferred Stock; (ii) increases or decreases the authorized number of shares of Common or Preferred Stock Stock; (iii) any action that authorizes, creates, or issues shares of any class of stock having preferences superior to or on parity with the Preferred Stock; (iv) any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity with the preference of the Preferred Stock; (v) any amendment of the Company's Articles of Incorporation or Bylaws that adversely affects the rights of the Preferred Stock; (vi) any merger or consolidation of the Company with one or more other corporations in which the shareholders of the Company immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; (vii) the sale of all or substantially all the Company's assets; (viii) the liquidation or dissolution of the Company; (ix) the declaration or payment of a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock); (x) the license by the Company of any of its technology of such a manner as to have the same economic effect as a sale or disposition of all or substantially all of the assets of the Company; (xi) the repurchase by the Company of any shares of its capital stock, except redemption or repurchase of shares of common stock from employees or consultants upon termination of their employment or service pursuant to agreements providing for such repurchase; or (xii) changes the authorized size of the Company's Board unless required during a future financing.

Action by Written Consent – ShiftPixy, Inc. – Board of Directors – 2016-01-26a

F.	Registration Rights:

1.

Demand Rights: If, at any time that is six months after the Company's initial public offering, holders of at least 40% of the Preferred Stock (or Common Stock issued upon conversion of the Preferred Stock or a combination of such Common Stock and Preferred Stock) request that the Company file a registration statement for all or any portion of the Common Stock issued or issuable upon conversion of the Preferred Stock, having an aggregate offering price to the public of not less than $5,000,000, the Company will use its best efforts to cause such shares to be registered, provided, however, that (a) the Company shall not be obligated to effect any such registration within 90 days prior to the filing of, and 90 days following the effective date of, a registration statement pertaining to an underwritten public offering of the Company's securities, (b) such registration obligation shall be deferred not more than six months from the date of receipt of request from the initiating holders if the Company furnishes the initiating holders with a certificate of the Chairman of the Board stating that in the good-faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, provided that the right to delay a request may be exercised by the Company not more than once in any 12-month period, and (c) the Company shall not be obligated to effect more than two such demand registrations. Any such registration shall be firmly underwritten by an underwriter of nationally recognized standing.

2.

Registrations on Form S-3: Holders of at least 20% or more of the Preferred Stock (or Common Stock issued upon conversion of the Preferred Stock or a combination of such Common Stock and Preferred Stock) with proceeds of at least $5,000,000 will have the right to require the Company to file one registration statement annually on Form S-3 with respect to Common Stock issued upon conversion of the Preferred Stock.

3.

Granting of Subsequent Registration Rights: The Company shall not grant registration rights to any third party that are superior to or pari passu with the registration rights set forth in the Rights Agreement without the prior written consent of holders of a majority of the Preferred Stock.

G.

The Preferred Stock Stock Purchase Agreement: The purchases of the Preferred Stock will be made pursuant to a Preferred Stock Stock Purchase Agreement reasonably acceptable to the Company and the Investors, which agreement shall contain, among other things, appropriate representations and warranties of the Company, covenants of the Company reflecting the provisions set forth herein and appropriate conditions to closing which will include, among other things, qualification of the shares under applicable Blue Sky laws, the filing of Amended and Restated Articles of Incorporation, and receipt of an opinion of counsel. The Preferred Stock Stock Purchase Agreement shall provide that it may only be amended and any waivers thereunder shall only be made with the approval of the holders of a majority of the Preferred Stock.

Action by Written Consent – ShiftPixy, Inc. – Board of Directors – 2016-01-26a

H.

Information Rights: So long as an Investor holds not less than 15% of the total Preferred Stock issued in the financing (or Common Stock issued upon conversion of the Preferred Stock or a combination of such Common Stock and Preferred Stock), the Company will deliver to the Investor audited annual and unaudited quarterly financial statements. So long as the Investor holds not less than _____% of the total Preferred Stock issued in the financing (or Common Stock issued upon conversion of the Preferred Stock or a combination of such Common Stock and Preferred Stock), the Company will timely furnish the Investor with budgets and monthly financial statements. These obligations of the Company will terminate upon a public offering of Common Stock or at such time as an Investor has converted more than 50% of its Preferred Stock into Common Stock.

I.

Inspection Rights: The Company shall permit an Investor that holds not less than _____% of the total Preferred Stock issued in the financing (or Common Stock issued upon conversion of the Preferred Stock or a combination of such Common Stock and Preferred Stock) to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company during normal business hours following reasonable notice.

APPROVAL OF FURTHER ACTION

RESOLVED, that any executive officer of the Corporation, acting alone or together with other officers, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action (including, without limitation, soliciting appropriate consents or waivers from stockholders) and execute and deliver any additional instruments, certificates, filings or other documents and to take any additional steps as such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolutions and to effect any transactions contemplated thereby and the performance of any such actions and the execution and delivery of any such documents shall be conclusive evidence of the approval of the Board thereof and all matters relating thereto.

[Signatures on succeeding page.]

Action by Written Consent – ShiftPixy, Inc. – Board of Directors – 2016-01-26a

This Written Consent may be executed in counterparts and with digital or electronically captured signatures with the effect as if all signatories hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Written Consent.

Dated as of January __, 2016.

DIRECTORS

J. Stephan Holmes

Scott Absher

Action by Written Consent – ShiftPixy, Inc. – Board of Directors – 2016-01-26a